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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported) April 21, 1997



                     INTERNATIONAL ALLIANCE SERVICES, INC.
             (Exact name of registrant as specified in its charter)



           DELAWARE                            0-25890                     22-2769024
 (State or other jurisdiction                (Commission                (I.R.S. Employer
       of incorporation)                    File Number)               Identification No.)


        10055 Sweet Valley Drive
           Valley View, Ohio                                                  44125
(Address of principal executive offices)                                   (Zip Code)





      Registrant's telephone number, including area code (216) 447-9000

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Item 5.  Other Events.

On April 21, 1997, International Alliance Services, Inc. (the "Company") issued and sold an aggregate of 616,611 units of the Company for $9.00 per unit in a private placement to directors of the Company. Each unit is comprised of one share of common stock, $.01 par value per share, of the Company ("Common Stock") and one warrant to purchase one share of Common Stock at an exercise price of $11.00 per share, exercisable for a three year period from the date of issuance (a "Unit"). Such Units were purchased as follows: 555,556 Units by MGD Holdings Ltd., a Bermuda company controlled by Mr. Michael G. DeGroote, Chairman of the Board of the Company; (ii) 55,555 Units by WeeZor I Limited Partnership, a limited partnership controlled by Mr. Richard C. Rochon, a director of the Company; and (iii) 5,500 Units by The Harve A. Ferrill Trust U/A 12/31/69, of which Harve A. Ferrill, a director of the Company, is trustee.

The private placement resulted in net proceeds of approximately $5.2 million, after deducting the placement agent fee and other estimated expenses associated with the private placement. The proceeds will be used for general corporate purposes, to fund the Company's working capital requirements and to finance acquisitions and capitalize on expansion opportunities.

                                   SIGNATURES

                 Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        INTERNATIONAL ALLIANCE SERVICES, INC.



Date: April 30, 1997                    /s/  Gregory J. Skoda
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                                             Gregory J. Skoda
                                             Executive Vice President and
                                             Chief Financial Officer